EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Frederick’s of Hollywood Group Inc.
Secures $2.0 Million Bridge Facility Under its Senior Credit Facility

New York, New York (September 23, 2009)—Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has amended its senior revolving credit facility with Wells Fargo Retail Finance II, LLC, as lender, arranger and agent, to provide for a $2.0 million bridge facility at an annual interest rate equal to LIBOR (currently 0.2463%) plus 10%, which is to be repaid upon the earlier of December 7, 2009 and the consummation of an equity capital financing in which the Company receives net proceeds in excess of $4.9 million.

Thomas J. Lynch, Chairman and Chief Executive Officer, stated, “Wells Fargo has been a strong partner to our Company for many years.  This bridge facility provides the Company with a timely source of capital with which to complete an equity capital financing.”

Further details concerning the amendment will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada.  Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.